SMART SAND, INC. ANNOUNCES REPURCHASE OF ALL COMMON STOCK OWNED BY CLEARLAKE CAPITAL
SPRING, Texas, February 28, 2023 (GLOBE NEWSWIRE) -- Smart Sand, Inc. (NASDAQ: SND) (the “Company”) announced today that it has repurchased 5.18 million shares of the Company’s common stock (the “Shares”) from Clearlake Capital Partners II (Master), L.P., an affiliate of Clearlake Capital Group (“Clearlake”), for approximately $8.85 million, of which $4.42 million was paid in cash and the remainder was financed through an unsecured promissory note issued to Clearlake. The promissory note will mature on December 15, 2023. The Shares represent all of the common stock owned by Clearlake and approximately 11.3% of the outstanding shares of the Company’s common stock immediately prior to the purchase.
“We are committed to delivering long term value to our shareholders” stated Charles Young, Smart Sand’s Chief Executive Officer. “We believe this buyout of Clearlake’s equity position demonstrates our focus on shareholder returns and is a good investment in the future of Smart Sand. I want to thank Clearlake for its long-term commitment to Smart Sand. Clearlake provided the Company with initial capital in 2012 to begin developing our Oakdale facility and has been a good partner for the Company over the last eleven years.”

About Smart Sand:
We are a fully integrated frac and industrial sand supply and services company. We offer complete mine to wellsite proppant supply and logistics solutions to our frac sand customers. We produce low-cost, high quality Northern White sand, which is a premium sand used as proppant used to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells and for a variety of industrial applications. We also offer proppant logistics solutions to our customers through our in-basin transloading terminals and our SmartSystems TM wellsite storage capabilities. We market our products and services to oil and natural gas exploration and production companies, oilfield service companies, and industrial manufacturers. We own and operate premium Northern White sand mines and related processing facilities in Wisconsin and Illinois, which have direct access to four Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

About Clearlake:
Clearlake Capital Group, L.P. is an investment firm founded in 2006 operating integrated businesses across private equity, credit, and other related strategies. With a sector-focused approach, the firm seeks to partner with management teams by providing patient, long-term capital to businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.®. The firm’s core target sectors are technology, industrials, and consumer. Clearlake currently has over $70 billion of assets under management, and its senior investment principals have led or co-led over 400 investments. The firm is headquartered in Santa Monica, CA with affiliates in Dallas, TX, London, UK and Dublin, Ireland. More information is available at www.clearlake.com and on Twitter @Clearlake.

Contact:
Lee Beckelman
Phone: (281) 231-2660
Email: lbeckelman@smartsand.com